Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Board of Directors of Cal Dive International, Inc.:
We consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-10341 and 333-125276) and Form S-8 (Nos. 333-58817, 333-50289, 333-50202 and 333-126248) of Cal Dive International, Inc., of our report dated August 5, 2005, with respect to the Statement of Combined Revenues and Direct Operating Expenses of the Oil and Gas Properties Purchased from Murphy Exploration and Production Company — USA of Cal Dive Incorporated, Inc. for the year ended December 31, 2004, which report appears in the Form 8-K/A of Cal Dive International, Inc. dated August 8, 2005.
/s/ KPMG LLP
Houston, Texas
August 8, 2005